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                                  EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

       EMPLOYMENT AGREEMENT ("Agreement") dated as of March 3, 2004 between FRANK R. GALUPPO ("Employee") and TTR TECHNOLOGIES, INC., a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the "Company").

       WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the terms pursuant to which the Company will employ Employee and Employee will serve as an officer and employee of the Company;

       NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and other valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

       1. EMPLOYMENT PERIOD; REPRESENTATION

       (a) The Company agrees to employ Employee, and Employee hereby agrees to such employment, subject to the terms and conditions set forth in this Agreement.

       (b) Employee represents that his material compliance with the terms of this Agreement and his performance as an executive of the Company does not and shall not breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to employment by the Company. Employee has not entered into, and agrees not to enter into, any agreement, either written or oral, in conflict herewith.

       (c) Employee acknowledges that this Agreement contains non-competition, non-disclosure and proprietary information provisions, and Employee agrees to comply with these provisions. Employee understands that entering into and complying with these provisions is a condition to Employee 's continued employment with the Company and that failure to comply with the terms and conditions of these provisions may result in termination "for cause" under this Agreement and in other damages to the Company.

       2. TERM

       The employment of Employee by the Company shall commence on the Stockholder Approval Date (as defined below) (such date being hereinafter referred to as the "Start Date") and continue for the period of three (3) years from the Start Date, unless Employee's employment is otherwise terminated earlier by the Company or Employee in accordance with Section 6 hereof (the "Initial Term"). For purposes of this Section 2, the term "Stockholder Approval Date" shall mean March 15, 2004, PROVIDED, that, by such date the Company's stockholders shall have approved, by the requisite vote, the transactions contemplated by that certain Development and Licensing Agreement, dated as of January 6, 2004, entered into by the Company and Lucent Technologies, Inc.

       Subject to Section 10 below, unless the Board of Directors of the Company (the "Board") of Employer shall determine to the contrary and shall so notify Employee in writing on or before the end of Initial Term, then at the end of such Initial Term, the term of this Agreement shall be automatically extended for one (1) term of twelve (12) additional months to be added at the end of the then current term of this Agreement.

       3. POSITIONS AND DUTIES

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       (a) Upon the commencement of the Initial Term, Employee shall occupy the position and perform the duties of Chief Executive Officer of the Company on a full-time basis. In his capacity as Chief Executive Officer, Employee shall report directly to, and be responsible to, the Board of Directors of the Company (the "Board"). Subject to the direction and authority of the Board, Employee shall have general supervision, and control over and responsibility for, the day to day operations of the Company. In addition, Employee shall perform such other duties and responsibilities as are consistent with the position described above which relate to the business of Company, or of any affiliates or subsidiaries of the Company, or any business ventures in which Company, its affiliates or subsidiaries may participate and as are reasonably and lawfully assigned to him from time to time by the Board. Employee shall be available to confer and consult with and advise the officers and directors of Employer at such times that may be required by Employer.

       (b) The Company shall maintain an office located in the New York Metropolitan Area, which shall be Employee's principal place of work.

       (c) Employee shall devote 100% of his working time, attention and energies to the business of the Company and shall assume and perform such further reasonable and lawful responsibilities and duties as may be assigned or directed by the Board.

       (d) Except as set forth herein, Employee agrees that he will at all times devote his reasonable best efforts, skill and ability to: promote the Company's interests and work with the Board and the other executives of the Company.

       (e) Employee acknowledges and agrees that he is required to observe all the lawful rules and policies of the Company generally applicable to senior executives.

       4. COMPENSATION AND BENEFITS

       For the full and faithful performance of the services to be rendered by Employee, in consideration of Employee's obligations under this Agreement, provided Employee is not in material breach of this Agreement and that Employee is employed by the Company as of each relevant payment date, and it being understood and agreed by Employee and the Company that Employee would not be entitled to the full compensation package and benefits without his absolute commitment to comply with his undertakings set forth in this Agreement, the Company shall pay to Employee and Employee shall be entitled to receive:

       (a) Salary

       The Company will pay to Employee during the term of his employment under this Agreement, a salary of One Hundred Eighty Thousand Dollars ($180,000) per annum, less required deductions for state and federal withholding tax, social security and other employee taxes (said amounts hereinafter referred to as the "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices, but no less frequently than once each month.

       Subject to the terms of this Agreement, on the first anniversary of the Start Date, the Salary payable hereunder shall be increased to Two Hundred Ten Thousand Dollars ($210,000) per annum less required deductions for state and federal withholding tax, social security and other employee taxes.

       Subject to the terms of this Agreement, on the second anniversary of the Start Date, the Salary payable hereunder shall be increased to Two Hundred Thirty Five Thousand Dollars ($235,000) per annum less required deductions for state and federal withholding tax, social security and other employee taxes.

       (b) Incentive Compensation

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       (i) Cash Bonus. Upon the achievement of certain Company earnings or other milestones to be mutually agreed upon by the Company and Employee on or before December 31, 2004 (the "Milestones"), Employee shall be entitled to a cash bonus payment in an agreed upon amount and/or acceleration of incentive stock options vesting upon the achievement of such Milestones. The Company and Employee will memorialize any understanding subsequently reached by them, if any, in a duly authorized written instrument.

       (ii) Company Plans. Employee shall be eligible to participate, on terms no less favorable than those afforded to other executives of the Company, in any employee benefit plan, life insurance plan, disability insurance plan, retirement plan, 401(k) and other compensation plans that may hereafter be adopted by the Company for its executives and management employees from time to time. Such participation shall be subject to the terms of the applicable plan, generally applicable policies of the Company, applicable law and the discretion of the Board of Directors. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

       (c) Stock Options

       Employee shall be granted, pursuant to the Company's 2000 Equity Incentive Plan (the "Plan") and the stock option agreement (the "Stock Option Agreement") memorializing such grant, incentive stock options (the "Options") to purchase one million three hundred and fifteen thousand two hundred and fifty shares (1,315,250) at the closing market price on the trading day immediately preceding the Stockholder Approval Date. The Options shall vest in full in three
(3) years in equal quarterly installments at the end of each fiscal quarter beginning June 30, 2004; PROVIDED, HOWEVER, that in the event of a Change of Control (as defined in the Stock Option Agreement), 100% of the unvested Options shall vest immediately prior to the closing of such event. The terms of the Options shall be specified in the Stock Option Agreement.

       (d) Health Insurance

       As Employee enjoys health insurance coverage through his previous employer's plan, the Company will not provide health insurance coverage to the Employee. Nevertheless, while this Agreement is in full force and effect, the Employee shall be entitled to be reimbursed monthly, for medical insurance payments made by the Employee to a bona fide health and/or dental insurance provider, for the Employee's spouse and/or minor children, in accordance with the Company's policy in effect, up to a maximum monthly amount of $600 payable by the Company. The Company may in its sole discretion and at any time during the course of this Agreement and in compliance with applicable law, substitute a Company sponsored health and dental insurance program including without limitation, medical insurance plan for the medical reimbursement payments specified herein.

       (e) Expense Reimbursement

       The Company shall promptly pay the reasonable, business-related expenses incurred by Employee in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel, telecommunications and entertainment, or, if such expenses are paid directly by Employee, shall promptly reimburse the Employee for such payment, provided that Employee has properly accounted therefore in accordance with Company policy.

       (f) Vacation

       Employee shall be entitled to four (4) weeks paid vacation in accordance with the Company's vacation policies for its executives, as in effect from time to time. The timing and duration of any vacation shall be taken at such time so as not to interfere with Employee's responsibilities and commitment to the Company.

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       Employee shall also be entitled to all paid holidays given by the Company to its employees. The Employee shall not be entitled to accumulate unused vacation or sick leave or other fringe benefits from year to year without the written consent of the Company, unless the accumulation of any such unused leave and/or fringe benefit is necessitated by the Company's actions or otherwise caused by Employee's performance of Employee's job-related duties at the Company.

       5. BOARD SEAT; TITLE

       On (and subject to) the Start Date, the Company agrees that the Employee will be appointed to the Company's Board as part of management's slate of directors, and , so long as this Agreement is in full force and effect, shall continue to be nominated to the Board as part of management's slate of directors. Notwithstanding the foregoing, the termination of Employee's employment hereunder for any reason shall automatically be deemed as Employee's resignation from the Board without any further action, except when the Board shall, in writing, request a continuation of duty as a Director in its sole discretion. Neither the change to Employee's title and position nor his service as a member of the Board of Directors shall affect the amount of his compensation provided for in Section 4 of this Agreement.

       6. TERMINATION

       Employee's services shall terminate upon the first to occur of the following events:

       (a) The expiration of the Initial Term or any renewal term, if applicable;

       (b) Upon Employee's date of death or the date Employee is given written notice that he has been determined to be disabled by the Company. For purposes of this Agreement, Employee shall be deemed to be disabled if Employee, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of sixty (60) consecutive days or an aggregate of one-hundred and twenty (120) days in any twelve (12) month period ("Incapacity"). Termination of Employee's employment by the Company due to Incapacity shall be communicated to Employee by written notice to Employee and shall be effective on the tenth (10) day after receipt of such notice by Employee, unless Employee returns to full-time performance of his required duties before such tenth (10th) day;

       (c) On the date Employee is terminated by the Company for "Cause." For purposes of this Agreement, Cause shall be defined as: (i) Employee's conviction of, or plea of nolo contendere, to any felony or to a crime involving moral depravity or fraud; (ii) Employee's commission of an act of dishonesty or fraud or breach of fiduciary duty or act that has a material adverse effect on the name or public image of the Company, as determined by the Board provided the Board affords the Employee the opportunity to personally appear before the Board in order to state his case prior to the Board voting to so terminate the Employee; (iii) Employee's commission of an act of willful misconduct or gross negligence, as determined by the Board provided the Employee shall have the opportunity to state his case before the Board prior to the Board taking such decision to so terminate the Employee; (iv) the failure of Employee to perform his duties under this Agreement; (v) the material breach of any of Employee's material obligations under this Agreement or the Employee Confidentiality, Invention Assignment and Non-Competition Agreement annexed hereto as Exhibit A;
(vi) the failure of Employee to follow a directive of the Board; or (vii) excessive absenteeism, chronic alcoholism or any other form of addiction that prevents Employee from performing the essential functions of his position with or without a reasonable accommodation; PROVIDED, HOWEVER, that the Company may terminate Employee's employment for Cause, as to (iv) or (v) above, only after failure by Employee to correct or cure, or to commence or to continue to pursue the correction or curing of, such conduct or omission within ten (10) days after receipt by Employee of written notice by the Company of each specific claim of any such misconduct or failure.

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       (d) On the date Employee terminates his employment with the Company for
Good Reason (as defined below) by giving the Board of Directors of the Company thirty (30) calendar days written notice of intent to terminate, ("Notice Period") which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason termination. For the purposes of this Agreement, "Good Reason" shall mean, without Employee's express written consent, the occurrence of any one or more of the following: (i) the assignment of Employee to duties materially and substantially inconsistent with Employee's authorities, duties, responsibilities and status (including offices (or removal therefrom), titles, and reporting requirements as set forth hereunder, or a material and substantial reduction or alteration in the nature or status of Employee's authorities, duties, or responsibilities, except for any reduction in duties and responsibilities due to Employee's illness or disability; provided that subject to the Board having included the Employee in its slate for any proxy the failure of the Employee to be elected to the Board by the shareholders of the Company or the removal of the Employee from the Board through the vote of the shareholders of the Company shall not be considered Good Reason hereunder, (ii) the breach by the Company of any of its material obligations under this Agreement or (iii) if the Company does not raise by August 31, 2004 aggregate gross proceeds of $2 million or more (it being understood that such basis for "Good Reason" shall exist until September 30,
2004);

       (e) On the date Employee terminates his employment without Good Reason, provided that Employee shall give the Company thirty (30) days written notice prior to such date of his intention to terminate his employment ("Notice Period"); or

       (f) On the date the Company terminates Employee's employment for any reason, other than a reason set forth in Sections 6(b) or 6(c), provided that the Company shall give Employee thirty (30) days written notice prior to such date of its intention to terminate Employee's employment ("Notice Period"). During such Notice Period, Employee will continue to perform his duties and responsibilities unless the Company advises Employee otherwise.

       7. RIGHTS UPON TERMINATION

       (a) Upon termination of Employee's employment by either party for any reason, or by virtue of the expiration of the Initial Term or any renewal term, if applicable, all rights Employee has to payment under this Agreement shall cease as of the effective date of the termination, and except as expressly provided herein or as may be provided under any employee benefit plan or as required by law, Employee shall not be entitled to any additional compensation, commission, bonus, perquisites, or benefits with the exception of this Section 7 which shall survive termination of this agreement as outlined herein.

       (b) Upon termination of Employee's employment (i) by the Company for Cause, (ii) by the Company for reason of Employee's death or Incapacity or (iii) by Employee without Good Reason, the Company shall pay to Employee or Employee's estate or representatives, as the case may be, his Salary and any benefits and outstanding reimbursable expenses accrued and payable to him through the last day of his actual employment by the Company.

       (c) If at any time within twelve (12) months of the Start Date Employee's employment is terminated by Employee pursuant to Section 6(d) or by the Company pursuant to Section 6(f) hereof, (i) the Company shall pay to Employee his salary and benefits accrued and payable to him through the last day of his actual employment by the Company, (ii) Employee's salary and benefits shall continue (in the customary manner in which Company has paid the base salary and benefits) for the succeeding three months; if such termination occurs at any time after the twelfth (12th) month following the Start Date, employee is entitled to payment of six (6) months' salary less payroll deductions, payable over such six (6) months in the customary manner in which Company has paid the base salary and benefits. In order to be eligible for the severance benefits as set forth in this Section 7(c), Employee must (i) execute and deliver to the Company a general release, in a form satisfactory to the Company,

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and (ii) be and remain in full compliance with his obligations under this
Agreement and the Confidentiality Agreement. In the event Employee breaches any obligation under this Agreement or the Confidentiality Agreement, any and all payments or benefits provided for in this Section 7(c) shall cease immediately.

       8. EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT AND NON-COMPETITION AGREEMENT

       The Company values the protection of its confidential information and proprietary materials essential to the survival of the Company. Therefore, as a mandatory condition of Employee's employment, Employee agrees to comply with the following provisions.

       a. CONFIDENTIALITY

       (i) The term "Information" as used in this section means any and all confidential and proprietary information including but not limited to any and all specifications, formulae, prototypes, software design plans, computer programs, and any and all records, data, methods, techniques, processes and projections, plans, marketing information, materials, financial statements, memoranda, analyses, notes, and other data and information (in whatever form), as well as improvements and know-how related thereto, relating to the Company or its products. Information shall not include information that (a) was already known to or independently developed by the Employee prior to its disclosure as demonstrated by reasonable and tangible evidence satisfactory to the Company;
(b) shall have appeared in any printed publication or patent or shall have become part of the public knowledge except as a result of breach of this Agreement by the Employee or similar agreements by other Company employees (c) shall have been received by the Employee from another person or entity having no obligation of confidentiality to the Company or (d) is approved in writing by the Company for release by the Employee.

       (ii) Subject to the provisions of Section (iii) below, the Employee agrees to hold in trust and confidence all Information disclosed to Employee and further agrees not to exploit or disclose the Information to any other person or entity or use the Information directly or indirectly for any purpose other than for Employee's work with the Company, unless otherwise consented to in writing by the Company.

       (iii)The Employee agrees to disclose the Information only to persons necessary in connection with Employee's work with the Company or who have undertaken the same confidentiality obligations set forth herein in favor of the Company. The Employee agrees to assume full responsibility for the confidentiality of the Information disclosed to Employee and to prevent its unauthorized disclosure, and shall take appropriate measures to ensure that such persons acting on his behalf are bound by a like covenant of secrecy.

       (iv) The Employee acknowledges and agrees that the Information furnished hereunder is and shall remain proprietary to the Company. Unless otherwise required by statute or government rule or regulation, all copies of the Information, shall be returned to the Company immediately upon request without retaining copies thereof.

       b. NON-COMPETE; POACHING; DEVELOPMENT RIGHTS

       (i) Unless otherwise expressly consented to in writing by the Company, during the term of the Employee's employment hereunder, and for a period of twelve (12) months following the date on which Employee's termination of employment with the Company becomes effective, Employee will not, directly or indirectly, for his own account or as an employee, officer, director, consultant, joint venture, shareholder, investor, or otherwise (except as an investor in a corporation whose stock is publicly traded and in which the Employee holds less than 5% of the outstanding shares) interest him/herself or engage, directly or indirectly, in the design, development, production, sale or distribution of any

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product or component that directly or indirectly competes with a product or component (i) being designed, produced, sold or distributed by the Company or any of its affiliates (ii) or to which the Company or any of its affiliates shall then have proprietary rights, provided such affiliates operate in a field directly related to the business of the Company or involve distribution or promoting of the Company's products or technology ( (i) & (ii) collectively the Company Products"). The Parties agree that currently the sole Company Products comprise management and routing technology, designed to provide Fiber-to-the-Premises capabilities to customers for voice, video, data, and voice-over-Internet protocol services.

       (ii) HIRING OF COMPANY EMPLOYEES. During the term of the Employee's employment hereunder, and for a period of twelve (12) months following the date on which Employee's termination of employment with the Company becomes effective, the Employee shall not, except in the course of the performance of his duties hereunder or with the prior approval of the Board, in any way directly or indirectly, with respect to any person who to the Employee's knowledge was employed by the Company or its affiliates ("Company Employee") at any time during the period commencing 12 months prior to the date of the hiring of such Company Employee, hire or cause to be hired any Company Employee, or contract the services of any closely held private corporation or other entity in which such Company Employee is an officer or director or holds a 25% or greater equity ownership interest.

       (iii) Employee's undertakings herein under this Section 8 shall be binding upon Employee's successors, heirs or assigns, and shall continue until the later of (i) the expiration of one year from the date of execution of this Agreement or (ii) the expiration of one year from the date the Employee last represented him/herself as an employee, agent or representative of the Company or any of its affiliates, subsidiaries or successors.

       (iv) Employee acknowledges that the restricted period of time specified under this Section 8 are reasonable, in view of the nature of the business in which the Company is engaged and Employee's knowledge of the Company's business and products. If such a period of time or geographical location should be determined to be unreasonable in any judicial proceeding, then the period of time and area of restriction shall be reduced so that this Agreement may be enforced in such an area and during such a period of time as shall be determined to be reasonable by such judicial proceeding.

       (v) DEVELOPMENT RIGHTS. The Employee agrees and declares that all proprietary information including but not limited to trade secrets, know-how, patents and other rights in connection therewith developed by or with the contribution of Employee's efforts during his employment with the Company shall be the sole property of the Company. Employee shall keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all such proprietary information developed by Employee. Employee shall at Company's request do all things and execute all documents as Company may reasonably require to vest in Company the rights and protection herein referred to. It is hereby acknowledged and agreed that the Salary payable under this Agreement also constitutes sufficient consideration for the Employee's obligation hereunder

       9. COOPERATION FOLLOWING TERMINATION

       Employee agrees that, following notice of termination of his employment until the date of his termination, he shall in good faith cooperate with the Company in all matters relating to the completion of his pending work on behalf of the Company and the orderly transition of such work to such other employees as the Company may designate. Employee further agrees that during and following the termination of his employment he shall in good faith cooperate with the Company as to any and all claims, controversies, disputes or complaints over which he has any knowledge or that may relate to his employment relationship with the Company; PROVIDED, HOWEVER, that (a) Employee will be reimbursed by the Company for any out of pocket expenses incurred pursuant to his duties under this Paragraph 9 and reasonably compensated for his time, and (b) Employee's obligation to cooperate under this

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Section 9 shall in no way preclude Employee from seeking to enforce his rights under this Agreement. Such cooperation includes, but is not limited to, providing the Company with all information known to him related to such claims, controversies, disputes or complaints and appearing and giving testimony in any forum.

       10. GOVERNING LAW

       Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of law rules of New York).

       11. INTEGRATION

       This Agreement, and the attached Confidentiality Agreement, constitute the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements related to the subject matter hereof made prior to the date hereof.

       12. MODIFICATIONS AND AMENDMENTS

       This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto and approved in writing by the Board of Directors. Such modification or amendment will not become effective until such approval has been given.

       13. SEVERABILITY

       If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

       14. NOTICE

       For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date if delivered in person or by telecopy, on the next business day, if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid, in each case addressed as follows:

        If to the Employee:

        Frank R. Galuppo
        40 Vardon Way
        Farmingdale, NJ  07727

        If to the Company:

        TTR Technologies, Inc
        4424 16th Avenue
        Brooklyn, New York  11204

        with a copy to:

        David Aboudi
        Aboudi and Brounstein
        3 Gavish St., Ind. Zone Kfar Saba
        ISRAEL

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       or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective upon receipt.

       15. WAIVER

       The observation or performance of any condition or obligation imposed upon Employee hereunder may be waived only upon the written consent of the Board of Directors. Such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other condition or obligation of the Employee under this Agreement.

       16. ASSIGNMENT

       The rights and obligations of the Company in this Agreement shall inure to its benefit and be binding upon its successors-in-interest (whether by merger, consolidation, reorganization, sale of stock or assets or otherwise), and the Company may assign this Agreement to any affiliate. This Agreement, being for the personal services of Employee, shall not be assignable by Employee.

       17. HEADINGS

       The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

       18. COUNTERPARTS

       This Agreement may be executed in one or more counterparts, each of which counterparts, when taken together, shall constitute but one and the same agreement.

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       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written. TTR TECHNOLOGIES, INC.

                                   By: /S/ SAM BRILL

                                   Name:   Sam Brill
                                   Title:  Chief Operating Officer
                                   Date:   March 3, 2004

                                   EMPLOYEE

                                   /s/ FRANK R. GALUPPO
                                   -------------------------------
                                   FRANK R. GALUPPO

                                   Date: March 3, 2004



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